Exhibit 2.1

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of March 3, 2022, by and between Inpixon, a Nevada corporation (the “Purchaser”), and Leon Papkoff, as Sellers’ Representative under the Purchase Agreement (as defined below) (the “Sellers’ Rep”). All capitalized terms that are used and not defined elsewhere in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Purchaser entered into that certain Stock Purchase Agreement, dated as of April 30, 2021, as amended on December 30, 2021 (as so amended, the “Purchase Agreement”), with Design Reactor, Inc., dba The CXApp, a California corporation, each of the Sellers set forth on the signature pages attached thereto and each other Person who owns Shares and executed a Joinder to Stock Purchase Agreement and the Sellers’ Rep;

WHEREAS, pursuant to Section 11.6 of the Purchase Agreement, the Purchaser and the Sellers’ Rep have the authority to amend the provisions of the Purchase Agreement without further consent of the other parties thereto; and

WHEREAS, the Purchaser and the Sellers’ Rep desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Release of the Holdback Amount. Section 1.9 of the Purchase Agreement is hereby amended to insert a new subparagraph (d) as follows:

“(d) Notwithstanding anything herein to the contrary, in the event the Earnout Shares are issued to the Selected Sellers in accordance with Section 1.8, then the the applicable tax withholding amounts payable by such Selected Sellers in connection with the receipt of such Earnout Shares, reasonably determined by Purchaser, shall be paid by Purchaser to the applicable Taxing Authority from the Holdback Amount attributable to each of the Selected Sellers and each Selected Seller’s remaining Holdback Amount shall be reduced by such amounts. To the extent the Holdback Amount attributable to a Selected Seller is less than the amount paid by Purchaser pursuant to the foregoing sentence, then such Selected Seller shall promptly pay the remaining amount by check.”

2. No Other Amendments. Unless expressly amended by this Amendment, the terms and provisions of the Purchase Agreement shall remain in full force and effect.

3. Conflicting Terms. Wherever the terms and conditions of this Amendment and the terms and conditions of the Purchase Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Purchase Agreement.

4. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

6. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

Inpixon

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Leon Papkoff, in his capacity as,
SELLERS’ REPRESENTATIVE

By:	s/ Leon Papkoff
Name:	Leon Papkoff

[Signature Page to Second Amendment to Stock Purchase Agreement]